Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

K-SEA OPERATING PARTNERSHIP L.P.,

K-SEA TRANSPORTATION PARTNERS L.P.

MARINE RESOURCES GROUP, INC.

AND

SALTCHUK RESOURCES, INC.

DATED AUGUST 23, 2005

EXHIBITS

Exhibit A	Seller’s Knowledge
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Release
Exhibit D	Vessel Purchase Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Contracts with Seller’s Affiliates

SCHEDULES

Schedule 3.1	Foreign Qualifications
Schedule 3.2	Authorization
Schedule 3.4	Non-Contravention
Schedule 3.6	Broker Involvement
Schedule 3.7	Litigation
Schedule 3.8	Title to Assets
Schedule 3.9	Continuity Prior to Closing Date
Schedule 3.10	Contracts and Commitments
Schedule 3.11	Trademarks, Trade Names and Intellectual Property
Schedule 3.12(a)	Unaudited Annual Financial Statements
Schedule 3.12(b)	Unaudited Interim Financial Statements
Schedule 3.12(e)	Liabilities of Sea Coast
Schedule 3.12(f)	Intercompany Transactions
Schedule 3.13	Bank Relations
Schedule 3.14(a)(1)	Assets
Schedule 3.14(a)(2)	Condition of Assets
Schedule 3.14(a)(2)	Material Assets Not Being Conveyed
Schedule 3.14(b)	Vessels
Schedule 3.14(c)	Vessel Occurrences
Schedule 3.14(d)	Coastwise Documentation and Permits
Schedule 3.14(e)	Certificates
Schedule 3.15	Undisclosed Liabilities
Schedule 3.16(1)	Real Estate
Schedule 3.16(2)	Public Service Interruptions
Schedule 3.18	Inventory
Schedule 3.19	Employees
Schedule 3.20	Employee Benefits
Schedule 3.21	Compliance with Law
Schedule 3.22	Environmental

Schedule 3.22(d)	Non-Compliance with Environmental Law and Remedial Action
Schedule 3.22(e)	Releases
Schedule 3.22(f)	Notices
Schedule 3.24	Governmental Licenses, Permits and Related Approvals
Schedule 3.25	Responsible Carriers Plan
Schedule 3.26(a)	Tax Returns
Schedule 3.26(e)	Federal Tax Liability
Schedule 3.26(f)	Federal Tax Depreciation and Amortization
Schedule 3.28	Internal Controls
Schedule 3.29	Safety Reports
Schedule 3.30	Transactions with Certain Persons
Schedule 3.31	Investor Questionnaire
Schedule 5.2	Conduct of Business
Schedule 5.10(a)(i)	Tax Allocation
Schedule 5.13	Vessel Transfer to Sea Coast
Schedule 5.15(c)	Terminated Plans
Schedule 5.15(d)(1)	Retention Bonuses
Schedule 5.15(d)(2)	Change-in-Control and Similar Payments

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”), dated August 23, 2005, is among K-Sea Operating Partnership L.P., a Delaware limited partnership (“Buyer”), K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), Marine Resources Group, Inc., a Washington corporation (“Seller”), and, for certain provisions of this Agreement, Saltchuk Resources, Inc., a Washington corporation (“Saltchuk”).

RECITALS

WHEREAS, Sea Coast Towing, Inc., a Washington corporation (“Sea Coast”), is engaged in the maritime transportation of refined petroleum products and related businesses;

WHEREAS, the authorized capital stock of Sea Coast consists of 100,000 shares of common stock, par value $1.00 per share;

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Sea Coast (the “Shares”);

WHEREAS, immediately prior to the Closing (as defined herein), Sea Coast shall merge with and into a limited liability company organized under the laws of the State of Delaware (“Sea Coast LLC”), and the Shares shall be converted into membership interests of Sea Coast LLC (the “Membership Interests”); and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell, transfer, convey, assign and deliver to Buyer, the Membership Interests;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in (a) the preamble, (b) the recitals, (c) this Article I or (d) elsewhere in this Agreement, as the case may be:

Accounts Receivable means all accounts receivable of Sea Coast and all other rights of Sea Coast to payment for goods sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, whether or not they have been written off or reserved against as a bad debt or doubtful account in any financial statements, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Sea Coast with respect to any of the foregoing.

Affiliate, with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Persons.

Barge Assets means tank barges and related charters.

Buyer Indemnified Party means Buyer and its Affiliates and each of their respective officers, directors, employees, agents and counsel.

Ceiling Amount means (i) $77,000,000, plus (ii) 125,000 multiplied by the average of the Closing Prices for the twenty consecutive trading days ending three trading days before the Closing Date.

Closing Accounts Receivable Target means Sea Coast’s Accounts Receivable as reflected on the statement of Working Capital of Sea Coast as of the Closing Date, as finally determined pursuant to Section 2.4(a), less the allowance for doubtful accounts included therein.

Closing Price means for each trading day the per unit closing price of Common Units as reported on the New York Stock Exchange (or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices of a Common Unit on such trading day on the New York Stock Exchange (as reported in the Central edition of The Wall Street Journal or, if not reported thereby, another authoritative source)).

Code means the Internal Revenue Code of 1986, as amended.

Common Units means common units representing limited partner interests in the Partnership.

Environmental Laws means any federal, state, local, foreign or international Law regulating or protecting the public health and safety (including in the workplace) or regulating or protecting the environment and natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9602 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 2014 et seq.), the Occupational Safety and Health Act (“OSHA”) (29 U.S.C. Sections 651 et seq.), and the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.) and the regulations promulgated pursuant thereto.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate means each entity which is or has been treated as a single employer with Sellers for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA.

Governmental Body means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (d) multinational governmental organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act.

Hazardous Material means any substance, material or waste which is regulated pursuant to any Environmental Law, including, without limitation, (a)  petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, toxic mold, and (b)  any material or substance which is defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance,” under any Environmental Law.

Indemnified Amounts means any and all claims, losses, damages, liabilities, judgments, fines, penalties, assessments and expenses (including, without limitation, reasonable attorneys’ fees); provided, however, to the extent an Indemnified Amount is compensated for by insurance for which the Indemnified Party is loss payee or insured, the Indemnified Amount is limited to the uninsured portion thereof as follows: (A) any amount which Indemnifying Party is obligated to pay Indemnified Party under Article VI shall be reduced by the amount of insurance proceeds actually received by Indemnified Party (net of any expenses (but excluding increases in current or future insurance premiums) incurred by the Indemnified Party in obtaining such insurance proceeds) with respect to the loss for which indemnity is sought (but the Indemnifying Party shall not be entitled to delay payment of any amounts in anticipation of receipt of insurance proceeds for more than 120 days after the Indemnified Party’s submission of a claim to an insurance carrier for payment to the extent such claim remains unpaid), and (B) if at any time after such payment is made by Indemnifying Party to Indemnified Party hereunder, the Indemnified Party should receive insurance proceeds with respect to the loss for which such Indemnified Amount was previously paid hereunder, such party shall reimburse Indemnifying Party the amount by which payment would have been reduced had such insurance been received prior to such payment by Indemnifying Party.  All parties shall take such commercially reasonable actions to preserve their rights to, and obtain insurance proceeds available with respect to, any such Indemnified Amount.

Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, certificates, codes, licenses, permits, approvals, guidelines, voluntary restraints, inspection reports, or any provisions of such laws, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.

Lien means any lien, pledge, claim, charge, security interest, mortgage, charter option, title retention agreement, security interest of any nature, adverse claim against title, title exception, title reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance, or any contract to create any of the foregoing or other similar rights of any third Person of any nature whatsoever, whether recorded, secret, state, maritime or otherwise.

Partnership Agreement means the Second Amended and Restated Limited Partnership Agreement of the Partnership dated January 14, 2004.

Permitted Restricted Businesses means the ownership and/or operation of Barge Assets in a Restricted Business acquired by a Restricted Party after the Closing Date if such Barge Assets are acquired as part of a business in a larger transaction in which the gross revenue generated by such Barge Assets represents less than 50% of the gross revenue of the assets or business acquired.

Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Purchase Price means the purchase price set forth in Section 2.2, as it may be adjusted pursuant to Section 5.19.

Release means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the indoor or outdoor environment, or into or out of any property, facility or vessel.

Remedial Action means all actions, including, without limitation, any capital expenditures required by any Governmental Body or required under or taken pursuant to any Environmental Law or voluntarily taken to (a) clean up, remove, treat, contain, assess, monitor or evaluate, or in any other way, ameliorate or address any Release or threat of Release of any Hazardous Material; (b) minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining to or relating to a Release or threatened Release of any Hazardous Material; or (d) bring any party, property, facility or vessel into compliance with any Environmental Law.

Restricted Business means the coastal marine transportation of petroleum products by barges subject to the Jones Act (46 U.S.C. App. 883); provided, however, that the Restricted Business does not include (a) bunkering operations, (b) the intra-harbor transportation of petroleum products, (c) the coastal marine transportation of petroleum products subject to the Jones Act (46 U.S.C. App. 883) to Chevron Corporation or its Affiliates using barges with a capacity of greater than 150,000 barrels per barge, (d) Permitted Restricted Businesses, (e) the use by Delta Western of unaffiliated third party providers of refined petroleum marine transportation services or (f) the operation by Delta Western of tugs and/or tank barges of less than 15,000 bbls. to deliver petroleum products of Delta Western in Alaska.

Restricted Territory means (a) the waters along the coasts of Alaska, Washington, Oregon, California and Western Canada, (b) the waters along the East Coast of the United States and Eastern Canada, (c) the Gulf of Mexico, (d) the Great Lakes, and (e) the waters around Puerto Rico.

Seller Indemnified Party means Seller and its Affiliates and each of their respective officers, directors, employees, agents and counsel.

Shelf Prospectus means the prospectus contained in the Partnership’s Registration

Statement on Form S-3 (333-122668), as amended or supplemented.

Taxes means any and all federal, state, local, foreign and other taxes or other assessments imposed by a Governmental Body, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

Tax Returns means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.

Threshold Amount means $250,000.

“to the knowledge of Seller” and phrases with similar wording, when used in this Agreement to qualify a representation or warranty in Article III, means the knowledge, after reasonable investigation, of Seller and each Person identified on Exhibit A.

Working Capital of Sea Coast means (a) the sum of cash and cash equivalents, trade accounts receivable (including, without limitation, trade accounts receivable from Delta Western), other non-affiliate related receivables, unbilled services, prepaid expenses and inventory, minus (b) trade accounts payable, accrued operating expenses and other non-affiliate related payables, as determined in accordance with generally accepted accounting principles applied consistently with the application thereof in the Financial Statements and in accordance with this Agreement, minus (c) deferred revenue.

ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CLOSING

Section 2.1                                      Purchase and Sale of Membership Interests.  Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and purchase from Seller, the Membership Interests.

Section 2.2                                      Purchase Price.  The aggregate purchase price payable to Seller for the Membership Interests shall consist of:

(a)                $77,000,000 cash to be paid at the Closing by wire transfer to the account or accounts designated in writing by Seller, subject to adjustment as provided in Section 2.4 and Section 5.19; and

(b)               the issuance and delivery of 125,000 Common Units to Seller at the Closing (the “Closing Common Units”).

Section 2.3                                      Closing.

(a)                The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Marine Resources Group, Inc., 1177 Fairview Ave N., Seattle, WA 98040, at 8:00 a.m., Seattle time, on the later of (1) October 21, 2005 or (2) the date that is three business days following the first day on which all of the conditions set forth in Article VII have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties may agree.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

(b)               On the Closing Date, Buyer shall wire the cash portion of the Purchase Price and deliver certificates representing the Closing Common Units to U.S. Bank National Association, as escrow agent (“Escrow Agent”), under the terms of an escrow agreement, the form of which is attached hereto as Exhibit B.  After the Purchase Price has been delivered to the Escrow Agent, Sea Coast shall merge with and into Sea Coast LLC, which shall continue as the surviving limited liability company of the merger (the “Pre-Closing Merger”).  After the Pre-Closing Merger has become effective, the Escrow Agent shall distribute the Purchase Price to Seller.

Section 2.4                                      Post-Closing Adjustments.

(a)                As soon as practicable after the Closing, and in any event within ninety days following the Closing Date, Buyer shall deliver to Seller a statement of Working Capital of Sea Coast as of the Closing Date, accompanied by a certificate of the chief financial officer of Buyer to the effect that such statement has been prepared on a basis consistent with the terms of this Agreement and the Closing Date Balance Sheet.  Within twenty days following the delivery of such statement, Seller shall notify Buyer if Seller disagrees with such determination of the Working Capital of Sea Coast as of the Closing Date.  If Seller does not so notify Buyer, Seller shall be deemed to have accepted such determination.  If Seller does so notify Buyer that Seller disagrees with such determination, and Seller and Buyer are thereafter unable to agree within thirty days upon the amount of the Working Capital of Sea Coast as of the Closing Date, such amount shall be determined by an independent accounting firm selected by Buyer from a list of three nationally recognized independent accounting firms provided by Seller.  The determination by such accounting firm shall be final and binding on Buyer and Seller, and the fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.  If the value of the Working Capital of Sea Coast as of the Closing Date, as finally determined pursuant to this Section 2.4, is less than $800,000, then Seller shall promptly pay Buyer the difference between $800,000 and the Working Capital of Sea Coast as of the Closing Date by wire transfer to an account designated in writing by Buyer or by a bank cashier’s check made payable to Buyer, as specified by Buyer. If the value of the Working Capital of Sea Coast as of the Closing Date, as finally determined pursuant to this Section 2.4, is greater than $800,000, then Buyer shall promptly pay Seller the difference between the Working Capital of Sea Coast as of the Closing Date and $800,000 by wire transfer to an account designated in writing by Seller or by a bank cashier’s check made payable to Seller, as specified by Seller.

(b)               If after 120 days following the Closing Date, Buyer is unable to collect Accounts Receivable in an amount at least equal to the Closing Accounts Receivable Target, Seller shall promptly refund to Buyer the difference between the Closing Accounts Receivable Target and the Accounts Receivable actually collected by wire transfer to an account designated in writing by Buyer or by a bank cashier’s check made payable to Buyer, as specified by Buyer.  If after 120 days following the Closing Date Buyer collects Accounts Receivable in an amount in excess of the Closing Accounts Receivable Target, Buyer shall promptly pay to Seller the difference between the Accounts Receivable actually collected and the Closing Accounts Receivable Target, by wire transfer to an account designated in writing by Seller or by a bank cashier’s check made payable to Seller, as specified by Seller.  Buyer shall have no obligation to continue efforts to collect the Accounts Receivable after 120 days following the Closing Date, and any uncollected Accounts Receivable as of such date shall be conveyed and assigned to Seller.  Any amounts received by Buyer in payment of an account shall be applied to the oldest outstanding balances for that account, unless otherwise specified by the party making such payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SALTCHUK

Seller (and with respect to Section 3.26, Saltchuk) represents and warrants to Buyer and the Partnership as follows:

Section 3.1                                      Corporate Status and Good Standing; Citizenship.

(a)                Each of Seller and Sea Coast is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct business as the same exists on the date hereof and on the Closing Date.  Sea Coast is duly qualified to do business as a foreign corporation in the jurisdictions set forth on Schedule 3.1.  Sea Coast is duly qualified to do business as a foreign corporation in all jurisdictions in which the nature of its business requires such qualification and the failure to do so would have an adverse effect on Sea Coast.

(b)               At or prior to the Closing Date, neither Seller nor Sea Coast has taken any action that would impair or otherwise affect the due organization, valid existence or good standing under the laws of the State of Delaware of Sea Coast LLC.

(c)                Each of Seller and Sea Coast is, and as of the Closing Sea Coast LLC will be, a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purpose of operating the Vessels in the coastwise trade of the United States.

Section 3.2                                      Authorization.

(a)                Seller has full corporate power and authority under its articles of incorporation and bylaws, and its board of directors and stockholders have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and therein and to take all actions required to be taken by it pursuant to the provisions hereof and thereof.  A certified copy of resolutions duly adopted by the board of directors and authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein and therein, is attached as Schedule 3.2.  There is no action required by the stockholders of Seller to authorize or approve the execution and delivery of this Agreement, including the exhibits and schedules hereto, or the consummation of the transactions contemplated herein or therein.

(b)               Each of this Agreement and the exhibits and schedules hereto constitutes the valid and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 3.3                                      Capitalization; Title to Shares; Title to Membership Interests.

(a)                The authorized equity securities of Sea Coast consist of 100,000 shares of common stock, par value $1.00 per share, of which 20,000 shares are issued and outstanding and constitute the Shares.  Seller owns beneficially and of record all of the Shares and at the Closing will own beneficially and of record all of the Membership Interests, in each case free and clear of all Liens.  Such Shares are not and at Closing the Membership Interests will not be subject to any agreements or understandings with respect to the voting or transfer of any of the Shares or Membership Interests (except the transfer of Membership Interests contemplated by this Agreement and restrictions under applicable federal and state securities laws).  The Shares have been duly authorized and validly issued and are fully paid and nonassessable.  At Closing, the Membership Interests will be duly authorized and validly issued and will be fully paid and nonassessable.  Seller has full legal right to sell, assign, convey and transfer the Shares, and at Closing will have full right to sell, assign, convey and transfer the Membership Interests, to Buyer and will, upon delivery of a certificate or certificates representing such Membership Interests to Buyer pursuant to the terms hereof, transfer to Buyer title to such Membership Interests, free and clear of any Liens.

(b)               There are no outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, Sea Coast to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Sea Coast.  At Closing, there will be no outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, Sea Coast LLC to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Sea Coast LLC, except the transfer of Membership Interests contemplated by this Agreement.

(c)                Sea Coast does not own or control and at Closing Sea Coast LLC will not own or control, in either case directly or indirectly, any interest in any Person and is not a participant in any partnership, joint venture or similar arrangement.

Section 3.4                                      Non-Contravention.  Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or shall:

(a)                violate, conflict with, result in a breach of or require notice or consent  under (i) any Law, (ii) the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, board, stockholder or member resolutions or other governing documents of Seller, Sea Coast or, at the Closing, Sea Coast LLC or (iii) any provision of any agreement or instrument to which Seller or Sea Coast is a party;

(b)               contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any Law, to which Seller or Sea Coast, or any of the assets owned or used by Sea Coast, are bound;

(c)                contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit, consent, approval, authorization, qualification, certificate, registration or order of any Governmental Body that is held by Seller or Sea Coast or that otherwise relates to the business of, or any of the assets owned or used by, Sea Coast;

(d)               except as required by the HSR Act, otherwise require notice to or consent of any Governmental Body;

(e)                result in the imposition or creation of any Lien upon or with respect to the Shares, the Membership Interests or any assets of Sea Coast or Sea Coast LLC; or

(f)                  result in the acceleration or mandatory prepayment of any indebtedness, or any guaranty of Sea Coast or afford any holder of any indebtedness, or any beneficiary of any guaranty the right to require Sea Coast to redeem, purchase or otherwise acquire, reacquire or repay any indebtedness, or to perform any guaranty.

Section 3.5                                      Validity.  There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Seller, threatened to which Seller is a party that (i) questions or involves the validity or enforceability of any of Seller’s obligations under this Agreement or any of the exhibits hereto or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Seller of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

Section 3.6                                      Broker Involvement.  Seller has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement, except as set forth on Schedule 3.6.

Section 3.7                                      Litigation.  Except as set forth on Schedule 3.7, there is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Seller, threatened to which Sea Coast is or may become a party or with respect to which any of Sea Coast’s properties or assets could become subject.  To the knowledge of Seller, Schedule 3.7 sets forth each judgment, order, writ, injunction or decree of any Governmental Body or arbitral tribunal against or involving Sea Coast.   Except as set forth on Schedule 3.7, there is no judgment, order, writ, injunction or decree of any Governmental Body or arbitral tribunal against or involving Sea Coast that might have a material adverse effect on Sea Coast, Buyer or any of Buyer’s subsidiaries.

Section 3.8                                      Title to Assets.  Except as set forth on Schedule 3.8, Sea Coast has good and marketable title to all of its owned assets that are used in its business, free and clear of any and all Liens.

Section 3.9                                      Continuity Prior to the Closing Date.  Except as set forth on Schedule 3.9, from January 1, 2005, to and including the Closing Date, Sea Coast has not conducted its business other than in the usual and customary manner and in the ordinary course of business, consistent with historical practice, and there has not been:

(a)                any change in its authorized capital stock or in any of its outstanding capital stock or any grant, issuance or sale of any derivative security with respect to its capital stock;

(b)               any sale, lease, distribution, transfer, mortgage, pledge or subjection to Lien of assets, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business;

(c)                any transaction by Sea Coast not in the ordinary and usual course of business;

(d)               any damage to or destruction, loss or equipment failure related to any assets owned or used by Sea Coast, whether or not covered by insurance, requiring or that may require expenditures in excess of $75,000 in order to return such asset to its condition prior to the happening of such event;

(e)                a material modification to the terms of any agreement of Sea Coast with its vendors, suppliers or customers, the early termination or threatened termination of any material contract or relationship of Sea Coast with any vendor, supplier or customer or the non-renewal or threatened non-renewal of any material contract or relationship of Sea Coast with any vendor, supplier or customer;

(f)                  any incurrence by it of any indebtedness for borrowed money or guaranty or any commitment to incur the same;

(g)               any change in accounting methods or principles or the application thereof or any change in Sea Coast’s policies or practices with respect to items affecting working capital;

(h)               any delay or reduction in capital expenditures in contemplation of this Agreement or otherwise, or any failure to continue to make capital expenditures in the ordinary course of business consistent with past practice;

(i)                   any acceleration of shipments, sales or orders or other similar action in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice;

(j)                   any bonus payments, salary increases, commission increases or modifications, the execution of or amendment of any employment agreement, severance arrangement, or consulting arrangement or Plan, except as contemplated in Section 5.15 or set forth on Schedule 3.9;

(k)                any waiver of any rights that, singly or in the aggregate, are material to Sea Coast’s business, its assets or the financial condition or results of operation of Sea Coast;

(l)                   any labor strikes or disruptions, union organizational activities or other similar occurrence; or

(m)             any contract or commitment to do or cause to be done any of the foregoing.

Section 3.10                                Contracts and Commitments.  Schedule 3.10 lists all existing agreements, commitments, contracts, undertakings or understandings (A) to which Sea Coast is a party as of August 15, 2005 or (B) which relate to any of its properties or assets, including, but not limited to, trademark, trade name or patent license agreements, service agreements, leases, charters, contracts of affreightment, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements that, in the case of either clause (A) or (B), are either material to Sea Coast or involve consideration with a value of $75,000 or more.  Sea Coast is not in breach of or default under any agreement, lease, contract or commitment listed or of a type required to be listed on Schedule 3.10 (collectively, the “Agreements”).  Each Agreement is valid, binding and in full force and effect and is an enforceable agreement of Sea Coast and, to the knowledge of Seller, the other parties thereto.  To Seller’s knowledge, there has not occurred any breach or default under any Agreement on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Agreement.  There is no dispute between the parties to any Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Agreement has indicated to Sea Coast its intention to terminate any Agreement.  Sea Coast is not a party to any covenant or obligation of any nature limiting the freedom of Sea Coast to compete in any line of business and binding on Buyer after the Closing.  Complete and correct copies of all Agreements listed or referred to in Schedule 3.10 have either been made available to Buyer or, if not provided because of pending antitrust matters or confidentiality requirements, shall be provided as soon as practicable to the extent permitted by the antitrust authorities or the counterparties to such contracts, as applicable.

Section 3.11                                Trademarks, Trade Names and Intellectual Property.  Schedule 3.11 contains an accurate and complete list of (a) all registered United States and foreign trademarks, servicemarks, trade names, fictitious names, brand names, business names, copyrights, designs and logos owned or used by Sea Coast in connection with its business, and all registrations thereof, (b) all unregistered United States and foreign trademarks, servicemarks, trade names, fictitious names and logos used by Sea Coast in connection with its business, and (c) all patents (including all reissues, divisions, continuations and extensions thereof), pending patent applications, patent rights, and invention memoranda owned or used by Sea Coast in connection with its business (collectively, including all rights to any of the foregoing, the “Intellectual Property”).  Sea Coast has the right to use all Intellectual Property in the conduct of its business as it is currently being conducted and the transactions contemplated by this Agreement will not have the effect of terminating any such right.  There is no pending or, to the knowledge of Seller, threatened action or claim that would impair any such right.

Section 3.12                                Financial Statements; Budget.

(a)                The unaudited financial statements of Sea Coast as of and for the three years ended December 31, 2004 (including the related notes) (the “Unaudited Annual Financial Statements”) present fairly, in all material respects, the financial condition of Sea Coast at the respective dates of the balance sheets included therein and the results of operations, cash flows and stockholders’ equity of Sea Coast for the respective periods set forth therein and have been prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”), except for the absence of footnote disclosure.  A copy of the Unaudited Annual Financial Statements is attached hereto as Schedule 3.12(a).

(b)               The unaudited financial statements of Sea Coast as of and for the six months ended June 30, 2005 (including the related notes) (the “Unaudited Interim Financial Statements”) present fairly, in all material respects, the financial condition of Sea Coast at the respective dates of the balance sheets included therein and the results of operations, cash flows and stockholders’ equity of Sea Coast for the respective periods set forth therein and have been prepared in accordance with GAAP, subject to normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of footnote disclosure.  A copy of the Unaudited Interim Financial Statements is attached hereto as Schedule 3.12(b).

(c)                As of the Closing Date, the audited financial statements of Sea Coast as of and for the three years ended December 31, 2004 (including the related notes) (the “Audited Financial Statements”) present fairly, in all material respects, the financial condition of Sea Coast at the respective dates of the balance sheets included therein and the results of operations, cash flows and stockholders’ equity of Sea Coast for the respective periods set forth therein and have been prepared in accordance with GAAP.  As of the Closing Date, the unaudited financial statements of Sea Coast as of and for the three and six months ended June 30, 2005 (including the related notes) (the “SAS 100 Reviewed Financial Statements” and, together with the Audited Financial Statements, the Unaudited Annual Financial Statements and the Unaudited Interim Financial Statements, the “Financial Statements”) present fairly, in all material respects, the financial condition of Sea Coast at the respective dates of the balance sheets included therein and the results of operations, cash flows and stockholders’ equity of Sea Coast for the respective periods set forth therein and have been prepared in accordance with GAAP.  As of the Closing Date, the Audited Financial Statements will be consistent in all material respects with the Unaudited Annual Financial Statements and be free of a qualified opinion.  As of the Closing Date, the SAS 100 Reviewed Financial Statements will be consistent in all material respects with the Unaudited Interim Financial Statements.  Neither the footnotes to the Audited Financial Statements nor the footnotes to the SAS 100 Reviewed Financial Statements will disclose any fact or circumstance (other than facts or circumstances reflected on the schedules to this Section 3.12) that could reasonably be expected to materially and adversely affect the business, prospects, results of operations, assets or financial condition of Sea Coast.

(d)               Sea Coast’s fiscal 2005 budget and capital budget previously furnished by Sea Coast to Buyer (i) are true and complete copies of Sea Coast’s most recent internal budgets for fiscal 2005 and (ii) were prepared by management of Sea Coast in good faith and on a reasonable basis.

(e)                Schedule 3.12(e) contains a schedule of (i) any liability of Sea Coast (A) for borrowed money or arising out of any extension of credit to or for the account of Sea Coast, or (B) evidenced by notes, bonds, debentures or similar instruments of Sea Coast and (ii) any liability secured by any Lien upon any property or other assets of Sea Coast.  Schedule 3.12(e) also contains a schedule of any liability, contingent or otherwise, of Sea Coast guaranteeing or otherwise becoming liable for any obligation of any other Person in any manner, whether directly or indirectly.

(f)                  Schedule 3.12(f) reflects all intercompany transactions between Sea Coast and Seller or any Affiliates thereof since December 31, 2004.

Section 3.13                                Bank Relations; Powers of Attorney.  Schedule 3.13 sets forth: (a) the name of each financial institution in which Sea Coast has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto; and (c) the name of each Person holding a general or special power of attorney from Sea Coast and a description of the terms of each such power.

Section 3.14                                Condition of Assets; Eligibility for Coastwise Trade.

(a)                Schedule 3.14(a)(1) sets forth a list of all material assets of Sea Coast other than the Vessels, which are listed on Schedule 3.14(b).  Except as set forth in Schedule 3.14(a)(2), all tangible assets of Sea Coast are in good, serviceable condition, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. Except as set forth on Schedule 3.14(a)(3), there are no material assets (whether or not owned by Sea Coast) not listed on Schedule 3.14(a)(1) or Schedule 3.14(b) that are used in or necessary for the operation of the business of Sea Coast as currently conducted.

(b)               Schedule 3.14(b) sets forth a list of each vessel (including vessels under construction) (the “Vessels”) of Sea Coast, with an indication (as applicable) of vessel type, year built, American Bureau of Shipping Classification (including any recommendations), flag, capacity (and/or horsepower as applicable), associated Liens, gross tonnage and OPA 90 phase-out dates and date of last drydocking.

(c)                Except as set forth in Schedule 3.14(c), each of the Vessels is seaworthy in all material respects.  Each such Vessel is equipped with the machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, spare parts and all other appurtenances necessary for the operation of such Vessel in the ordinary course of business consistent with past practices.  Except as set forth on Schedule 3.14(c), since the Vessels’ last drydocking, no Vessel has been grounded, stranded or suffered any other occurrence or casualty that could have caused or actually did cause any damage to such Vessel.

(d)               Except as set forth on Schedule 3.14(d), each of the Vessels is duly documented in Sea Coast’s name under the laws and flag of the United States of America and satisfies the requirements for coastwise documentation, has not been “sold foreign” within the meaning of the Jones Act (46 U.S.C. App. 883) and all coastwise licenses, permits, certificates, registrations, approvals and other authorizations necessary to operate the Vessels as currently operated are valid and current.

(e)                Except as set forth in Schedule 3.14(e), each Vessel has a valid, current and unextended U.S. Coast Guard Inspection Certificate, where applicable, and all other licenses, permits, certificates, registrations, approvals and other authorizations (including Certificates of Financial Responsibility (Water Pollution)) that are required by applicable Law.  There are no outstanding CG-835 certificates or Captain of the Port orders with respect to the Vessels or the operation thereof.

Section 3.15                                Absence of Undisclosed Liabilities.  Except as set forth in Schedule 3.15, Sea Coast has no liability (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due), other than liabilities (i) reflected in the Financial Statements, (ii) arising under Agreements described in Schedule 3.10 (Contracts and Commitments) or contracts entered in the ordinary course of business and consistent with past practice that are not required to be disclosed therein due to dollar thresholds, (iii) arising out of matters reflected in Schedule 3.7 (Litigation) or (iv) trade accounts payable incurred after March 31, 2005 in the ordinary course of business consistent with past practice.

Section 3.16                                Real Estate.

(a)                Sea Coast does not currently own, and except as set forth on Schedule 3.16 has never previously owned, any real property.  Schedule 3.16 sets forth a list and summary description (including property location, parties and annual rental payments) of all leases, subleases and other agreements under which Sea Coast is lessor or lessee of, or uses or occupies or allows the use or occupancy of, any real property.  All such leases, subleases and other agreements are valid and subsisting and in full force and effect.

(b)               Except as set forth on Schedule 3.16(1), the real property listed on Schedule 3.16 (i) has full and free access to and from public highways, streets and roads and there is no proceeding pending or threatened that could result in the termination of or material limitations on such access and (ii) is connected to and serviced by utilities and public services, all of which are adequate for the use of the real property listed thereon as the business of Sea Coast is currently conducted.  Except as set forth on Schedule 3.16(2), Sea Coast has not experienced during the three years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of the business of Sea Coast during such period and, to the knowledge of Seller no such material interruption is threatened.

Section 3.17                                Accounts Receivable.  All accounts receivable of Sea Coast that are or will be reflected in the Financial Statements and that will be reflected in the Closing Date Balance Sheet represent sales actually made in the ordinary course of business and are collectible, less the reserve for doubtful accounts included therein.

Section 3.18                                Inventory.  Schedule 3.18 sets forth the location of all inventory (including spare parts) related to the Vessels that is not aboard such Vessels.  Sea Coast has no inventory for sale in the ordinary course of business.  The value of all inventory of Sea Coast has been recorded on the books of Sea Coast at the lower of cost or market in accordance with GAAP.

Section 3.19                                Employees and Related Matters.  Schedule 3.19 is a complete list of all current employees of Sea Coast, listing the title or position held, base salary, any commissions or other cash compensation, including bonuses, paid or payable, and the terms of any written or oral employment agreement (including a copy of any such written agreement and a description of any such oral agreement) with Sea Coast or any Affiliate thereof.  Sea Coast has no employees covered by a collective bargaining agreement.  There are no facts or circumstances that have resulted or could result in a claim for age discrimination against Sea Coast.

Section 3.20                                Employee Benefits.

(a)                Schedule 3.20 contains a complete list of each compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) sponsored, maintained or contributed to by Sea Coast for the benefit of any of its present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to,  any “employee benefit plan” as defined in section 3(3) of ERISA, other than employment agreements or compensation practices described in Section 3.19 above (the foregoing are hereinafter collectively referred to as “Plans”).  Except as set forth in Schedule 3.20, Sea Coast is not subject to any legal, contractual, equitable or other obligation to enter into any new Plan or to modify or change any existing Plan.

(b)               With respect to each Plan, Sea Coast has provided to Buyer a true and correct copy of each of the following, as applicable:

(i)                                     the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, and all material employee communications relating to such plan;

(ii)                                  annual reports or information returns, including financial statements, for the last three years;

(iii)                               all contracts relating to any plan with respect to which Sea Coast may have any liability, including, without limitation, each related trust agreement, insurance contract, service provider contract, subscription or participation agreement, or investment management agreement (including all amendments to each such document); and

(iv)                              the most recent IRS determination letter or other opinion letter with respect to the qualified status of such Plan under Code Section 401(a) or the exempt status of a related trust under Code Section 501(a) or 501(c)(9).

(c)                Each Plan intended to be qualified under Section 401(a) of the Code is and has been so qualified in form and operation.  Each Plan is and has been maintained in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.  Other than claims for benefits in the ordinary course, there is no claim pending, or, to the Seller’s or Sea Coast’s knowledge, threatened, involving any Plan by any Person against such Plan.  No Plan is subject to ongoing audit, investigation or other administrative proceeding of the Internal Revenue Service, the Department of Labor or any other governmental agency, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program of the Internal Revenue Service, the Department of Labor or any other governmental entity.  There has been no transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, in relation to any Plans.  Schedule 3.20 contains a list of each Plan which provides nonqualified deferred compensation and may be subject to Section 409A of the Code, and each such Plan is either exempt from Section 409A of the Code under current IRS guidance or has been operated in good faith compliance with Section 409A of the Code and the IRS guidance issued thereunder.

(d)               Sea Coast does not sponsor or maintain an “employee pension benefit plan” subject to Title IV of ERISA or the minimum funding requirements of section 412 of the Code.  ERISA Affiliates do sponsor or maintain “employee pension benefit plans” subject to Title IV of ERISA or the minimum funding requirements of section 412 of the Code.  There are no facts that have resulted or could result in a liability (whether or not asserted as of the date hereof) to Sea Coast pursuant to Title IV of ERISA.  No ERISA Affiliate has terminated, and there is no intention on the part of an ERISA Affiliate of terminating, any employee pension benefit plan subject to Title IV of ERISA that is sponsored, maintained or contributed to by it on or before Closing.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not be a “reportable event” with respect to any pension plan pursuant to Section 4043 of ERISA, other than a reportable event exempt from reporting to the Pension Benefit Guaranty Corporation.  There has been no partial or complete withdrawal under any of the multiemployer plans (as defined in Section 3(37) of ERISA) that are contributed to by ERISA Affiliates and there are no circumstances which would lead to such a partial or complete withdrawal or the assertion of any withdrawal liability against any ERISA Affiliate by the trustees of such a multiemployer pension plan.  No multiemployer plan contributed to by an ERISA Affiliate is in insolvency or reorganization.

(e)                No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Sea Coast or any Affiliate for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f)                  Except as set forth on Schedule 3.20, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of Sea Coast or any of its Affiliates, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) result in the incurrence or acceleration of any other obligation related to the Plans or to any employee, former employee or group of employees or former employees or (v) cause any payments to be nondeductible under Section 280G of the Code.

(g)               Except as set forth on Schedule 3.20, Sea Coast has the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees’ organization or other Person, terminate, modify or amend any Plan (or their participation in any such Plan) at any time sponsored, maintained or contributed to by Sea Coast, effective as of any date on or after the Closing except to the extent that any retroactive amendment would be prohibited by Section 204(g) of ERISA, would adversely affect an accrued benefit or a previously granted award under any such plan not subject to Section 204(g) of ERISA or would be otherwise prohibited by applicable Law.

(h)               Except as set forth on Schedule 3.20, all individuals who perform (or have performed within the last six years) compensatory services for Sea Coast in any capacity have been properly classified for purposes of employment and withholding taxes and eligibility to participate in and coverage under any Plan.

Section 3.21                                Compliance With Law.  Except as set forth on Schedule 3.21, Sea Coast is not in violation, in any material respect, of any provision of any Law applicable to it, including, without limitation, those governing the registration, ownership and operation of vessels documented to engage in the coastwise trade of the United States, and Sea Coast has not received notice of any alleged violation of any such Law.  Without limiting the generality of the foregoing, (a) Sea Coast has not made any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any Governmental Body or to or for the use or benefit of any political party, official or candidate unless such offer, payment, gift, promise or authorization is authorized by the written laws or regulations of the Governmental Body and (b) Sea Coast is familiar with and has complied with the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 and 78dd-2.

Section 3.22                                Environmental.

(a)                Except as described in Schedule 3.22, Sea Coast has been and is in material compliance with all Environmental Laws.

(b)               Sea Coast has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the “Environmental Permits”) required for the operation of its business, all of which are listed in Schedule 3.22.  Each Environmental Permit is valid and in good standing, and any renewal application required to keep each Environmental Permit in effect has been timely filed, and Sea Coast is not in default or breach of any Environmental Permit, and no proceeding is pending or, to the knowledge of Seller, threatened to revoke, deny, condition or limit the renewal of any Environmental Permit.

(c)                Sea Coast has not used or permitted to be used, except in material compliance with all Environmental Laws, any of its currently or formerly owned or leased properties, facilities or Vessels to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Material.

(d)               Except as set forth in Schedule 3.22(d), Sea Coast has not received any notice of nor been prosecuted for an offense alleging, non-compliance with any Environmental Law. Except as set forth in Schedule 3.22(d), there are no outstanding orders requiring Remedial Actions with respect to the businesses or currently or formerly owned or leased properties of Sea Coast, nor is Seller aware of any condition or circumstance that could reasonably be expected to require Remedial Actions.

(e)                Except as set forth in Schedule 3.22(e), other than in compliance with all Environmental Laws, there has been no Release of any Hazardous Material on, into, under, or from Sea Coast’s currently or formerly owned or leased properties, facilities, Vessels or other assets that could reasonably be expected to require Remedial Actions. All Hazardous Materials used in whole or in part by Sea Coast or resulting from its business have been disposed of, treated, transported and stored in compliance with all Environmental Laws. Schedule 3.22(e) identifies all of the locations where Hazardous Materials used in whole or in part by Sea Coast have been or are being stored or disposed of.

(f)                  Sea Coast has not received any notice that it is potentially responsible for a federal, provincial, municipal, local or other clean-up site or other corrective action under any Environmental Laws. Sea Coast has not received any request for information in connection with an inquiry from any Governmental Body with respect to its use of any disposal sites.

(g)               Seller has made available to Buyer true and complete copies of all environmental audits, evaluations, assessments, studies or tests of which it is aware relating to Sea Coast or any of its currently or formerly owned or leased properties, facilities, Vessels or other assets.

(h)               Sea Coast has timely made all filings and timely submitted all reports required under any Environmental Laws.

(i)                   No Hazardous Material is required to be removed, encapsulated or abated, and no Remedial Action is otherwise required under any Environmental Laws, with respect to any currently or formerly owned or leased property, Vessel, facility or other asset of Sea Coast.

(j)                   Sea Coast is not required under any Environmental Laws by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment of Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Body (other than as necessary to transfer, or to allow Buyer to operate under, Environmental Permits required under Environmental Laws, and as necessary in connection with the Pre-Closing Merger), or (iv) to record or deliver to any person or entity (other than Buyer) any disclosure document or statement pertaining to environmental matters.

(k)                There are no facts, circumstances or conditions that have resulted or could result in (i) any liability to Sea Coast under any Environmental Law, (ii) any liability to Sea Coast arising from or associated with any exposure to Hazardous Materials, or (iii) any liability to Buyer or its Affiliates based on, arising out of or related to the matters described in clauses (i) and (ii) of this subparagraph.

Section 3.23                                Insurance.  Sea Coast has heretofore made available to Buyer a list and copies of all insurance policies of Sea Coast or relating to its assets or the conduct of its business.  Such policies are in full force and effect, and Sea Coast is not in default under any of them.

Section 3.24                                Government Licenses and Permits.  Schedule 3.24 sets forth a list of all licenses, permits, consents, authorizations, qualifications, plans (including vessel response plans) approved by or submitted to Governmental Bodies and orders of Governmental Bodies required for the operation or conduct of the business of Sea Coast or the ownership of any of its assets, all of which are in full force and effect.

Section 3.25                                Responsible Carriers Plan.  Sea Coast has adopted an American Waterways Operators Responsible Carriers Plan, a copy of which has been made available to Buyer, and is in compliance with all Responsible Carrier Plan requirements.

Section 3.26                                Taxes.

(a)                Except as set forth in Schedule 3.26(a), Saltchuk, Seller and Sea Coast have caused to be timely filed with appropriate Governmental Bodies all Tax Returns required to be filed by or with respect to Sea Coast, the assets and operations of Sea Coast and the conduct of Sea Coast’s business (together “Sea Coast Items”), and have paid or caused to be paid or made provisions for the payment of all Taxes due with respect thereto.

(b)               Neither Saltchuk, Seller nor Sea Coast has received, or has knowledge, of any notice of deficiency or assessment or proposed deficiency or assessment relating to Taxes with respect to Sea Coast Items from any Governmental Body, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include Sea Coast Items.  To the knowledge of Saltchuk, Seller and Sea Coast, there are no threatened audits of, or assessments against, Saltchuk or Sea Coast with respect to Taxes that may be asserted against Sea Coast.  Neither Saltchuk, Seller nor Sea Coast is a party to any action or proceeding by any Governmental Body for the collection or assessment of Taxes with respect to Sea Coast Items.

(c)                All amounts required in the operation of the business to be withheld by or with respect to Sea Coast and paid to Governmental Bodies for Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and to the extent required, paid to the proper Governmental Body.  All deposits applicable law requires to be made by or with respect to Sea Coast with respect to employees’ withholding and other employment taxes have been made.

(d)               Saltchuk is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(e)                Saltchuk is an S corporation within the meaning of Section 1361(a)(1) of the Code.  Seller is, and since October 2, 2000 has been, a qualified subchapter S subsidiary of Saltchuk within the meaning of Section 1361(b)(3)(B) of the Code.  Sea Coast is, and since January 1, 1997 has been, a qualified subchapter S subsidiary of Saltchuk within the meaning of Section 1361(b)(3)(B) of the Code.  Sea Coast does not own an interest in any other entity.  Except as set forth on Schedule 3.26(e), there is no federal Tax liability of Sea Coast or any other entity for which Sea Coast could be held liable after the Closing under Treas. Reg. §1.1361-4(a)(6), Treas. Reg. §1.1502-6, Treas. Reg. §301.7701-2(c)(2)(iii) or similar principles.  Following the merger of Sea Coast into Sea Coast LLC as contemplated by Section 5.12 hereof, neither Saltchuk, Seller nor Sea Coast LLC shall make any election under Treas. Reg. §301.7701-3 to treat Sea Coast as a corporation for federal Tax purposes.  Sea Coast has been, since January 1, 1997, and will be, through the effective time of the Pre-Closing Merger, classified as an entity whose existence apart from Saltchuk is disregarded for federal Tax purposes.  Sea Coast LLC will be classified as an entity whose existence apart from Saltchuk is disregarded for federal tax purposes from the effective time of the Pre-Closing Merger through the Closing.

(f)                  Schedule 3.26(f) sets forth as of June 30, 2005 (i) the tax basis to Saltchuk of each asset of Sea Coast, and (ii) the federal tax depreciation method, conventions and history applicable to each such Sea Coast asset in the hands of Saltchuk.  Except as set forth in Schedule 3.26(f), none of the assets of Sea Coast is subject to any provision of applicable law which eliminates or reduces the allowance for federal tax depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type.

(g)               Sea Coast is not a party to any Tax sharing agreement.

Section 3.27                                No Material Adverse Change.  There has been no material adverse change in the business, prospects, results of operations, assets or financial condition of Sea Coast since December 31, 2004, and no event has occurred which could be expected to lead to or cause such a material adverse change.

Section 3.28                                Books and Records.  The books of account, minute books, stock record books, and other records of the Sea Coast, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, in each case from and after January 1, 1995.  Except as set forth in Schedule 3.28, Sea Coast has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (b) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Since January 1, 1995, the books, records and accounts of Sea Coast have accurately and fairly reflected and currently accurately and fairly reflect, in reasonable detail and in all material respects, the transactions and dispositions of the assets of Sea Coast.  The minute books of Sea Coast contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Board of Directors and committees of the Board of Directors of Sea Coast since January 1, 1995, and no meeting of any such stockholders, Board of Directors or committee has been held since January 1, 1995 for which minutes have not been prepared and are not contained in such minute books.

Section 3.29                                Safety Reports.  Schedule 3.29 sets forth a complete listing of all injury reports, workers’ compensation reports and claims, safety citations and reports and OSHA reports relating to any of the foregoing since January 1, 2002.

Section 3.30                                Transactions with Certain Persons.  Except as set forth on Schedule 3.30, during the past two years, Sea Coast has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Sea Coast), in the ordinary course of business or otherwise, (a) any officer, director or shareholder of Sea Coast or any family member of any such person or (b) any Person which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Sea Coast or any shareholder thereof. Sea Coast does not owe any amount to, nor does it have any contract with or commitment to, any of its shareholders, directors, officers, employees, families of employees (including relatives by marriage) or consultants (other than compensation to employees for current services not yet due and payable and reimbursement of expenses of employees arising in the ordinary course of business and on an arms-length basis not in excess of $75,000 in the aggregate), and none of such Persons owe any amount to Sea Coast.

Section 3.31                                Investment Representations.

(a)                Experience; Status.

(i)                                     Seller has substantial experience in analyzing and investing in companies like the Partnership and is capable of evaluating the merits and risks of its investment in the Partnership and has the capacity to protect its own interests. To the extent necessary, Seller has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of the transfer to Seller from Buyer, and owning the Closing Common Units that Seller will receive pursuant to this Agreement.

(ii)                                  Seller is an Accredited Investor (as such term is used in Rule 501 under the Securities Act of 1933, as amended, of the United States of America (the “Securities Act”)) by reason of the criteria specified for Seller in Schedule 3.31, is able to bear the economic risk of its investment in the Closing Common Units indefinitely and has sufficient net worth to sustain a loss of its entire investment in the Partnership without economic hardship if such loss should occur.

(b)               Access to Information.

(i)                                     Seller has had an opportunity to discuss the Partnership’s business, management and financial affairs with the members of the Partnership’s management and has had the opportunity to review the Partnership’s operations and facilities.  Seller has also had an opportunity to ask questions of the officers of the Partnership, which questions were answered to its satisfaction. Seller acknowledges that it is familiar with the nature of the Partnership’s business.  Seller has received and read the material described in Section 4.7.

(ii)                                  Seller has not received representations or warranties from the Partnership or Buyer, or their employees, affiliates, attorneys, accountants or agents, except as set forth in this Agreement.

(iii)                               Seller understands that the ownership of the Closing Common Units involves numerous risks, including those described under the heading “Risk Factors” in Partnership’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and in the Partnership’s other filings with the Securities and Exchange Commission.

(c)                Investment Purposes; Rule 144.

(i)                                     Seller is acquiring the Closing Common Units solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Seller understands that the Closing Common Units have not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.  Seller understands that the Partnership and Buyer are relying, in part, upon the representations and warranties contained in this Section 3.31(c) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(ii)                                  Seller acknowledges and understands that it must bear the economic risk of its investment in the Closing Common Units for an indefinite period of time because the Closing Common Units must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. In addition, the Closing Common Units are subject to the restrictions on transfer in Section 5.11.

(iii)                               Seller is aware of the current provisions of Rule 144 promulgated under the Securities Act which permit limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer of the securities, the resale occurring not less than one year after a party has purchased from an issuer or its affiliate and paid the full purchase price for the securities to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of securities being sold during any three month period not exceeding specified limitations.  Seller understands that any transfer agent of the Partnership will be issued stop transfer instructions with respect to such Closing Common Units unless such transfer is subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.

Section 3.32                                Disclosure.  No representation or warranty by Seller or Saltchuk in this Agreement, and in any schedule or exhibit to this Agreement, or in any certificate or other document furnished to Buyer by Seller, Saltchuk or their Affiliates at Closing, contains or, as of the Closing Date, shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements therein not misleading.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT, AND IN THE CERTIFICATES OR OTHER DOCUMENTS DELIVERED AT CLOSING IN CONNECTION HEREWITH, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, TO BUYER CONCERNING THE SHARES, THE MEMBERSHIP INTERESTS OR THE BUSINESS OF SEA COAST OR SEA COAST LLC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and the Partnership represent and warrant to Seller as follows:

Section 4.1                                      Partnership Status and Good Standing.  Each of Buyer and the Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, with full partnership power and authority under its certificate and agreement of limited partnership to conduct its business as the same exists on the date hereof and on the Closing Date.

Section 4.2                                      Authorization.  Each of Buyer and the Partnership has full partnership power and authority under its certificate and agreement of limited partnership, and its general partner has taken all necessary partnership action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein or therein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of each of Buyer and the Partnership, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 4.3                                      Non-Contravention.  Neither the execution and delivery of this Agreement and the schedules and exhibits hereto, nor the consummation of the transactions contemplated herein or therein, does or shall violate, conflict with or result in breach of or require notice or consent under any Law, the certificate or agreement of limited partnership of  Buyer or the Partnership nor or any provision of any agreement or instrument to which Buyer or the Partnership is a party.

Section 4.4                                      Validity.  There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Buyer, threatened to which Buyer is a party that (i) questions or involves the validity or enforceability of any of Buyer’s obligations under this Agreement or any of the exhibits hereto or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

Section 4.5                                      Broker Involvement.  Neither Buyer nor the Partnership has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

Section 4.6                                      Valid Issuance.  At the Closing Date, the Closing Common Units and the limited partner interests represented thereby will be duly and validly authorized by the Partnership Agreement and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in the Shelf Prospectus under the caption “The Partnership Agreement—Limited Liability”).

Section 4.7                                      Exchange Act Reports.  The information concerning the Partnership in the Partnership’s filings, reports and submissions under the Securities Exchange Act of 1934, as amended, including, without limitation, the financial statements included therein, made in the Partnership’s most recent Form 10-K and since the beginning of its most recent fiscal year, true copies of which have been provided to Seller, does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

Section 4.8                                      Buyer’s Review.  In connection with its decision to purchase the Membership Interests, Buyer acknowledges that it is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the acquisition.  Buyer has had an opportunity to review the records and business of Sea Coast provided to Buyer and to ask questions and receive answers from Seller and Sea Coast regarding Sea Coast.

ARTICLE V
COVENANTS

Section 5.1                                      Other Offers. From and after the date hereof and until the Closing, neither Seller, Sea Coast nor any of their respective officers, directors, shareholders, employees, Affiliates, representatives or agents shall, directly or indirectly, (a) solicit, enter into or conduct discussions relating to, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving Sea Coast or the acquisition of an equity interest in, or a substantial portion of the assets of, Sea Coast (“a Transaction”), or (b) engage in negotiations with or disclose any nonpublic information relating to Sea Coast or its businesses, or afford access to the properties, books or records of Sea Coast, to any Person (other than Buyer) with respect to a Transaction.  Seller shall notify Buyer of any such inquiry or proposal within three business day after receipt or awareness of the same by Seller’s Chief Executive Officer.

Section 5.2                                      Conduct of Business Pending Closing.

(a)                Except as set forth on Schedule 5.2, between the date of this Agreement and the Closing Date, Seller will, and Seller will cause Sea Coast to:

(i)                                     conduct the business of Sea Coast in the usual and ordinary course thereof, including, without limitation, the making of proposals, quotations, bids and solicitations, and the entering into of contracts for the purchase and sale of products and services;

(ii)                                  communicate regularly with Buyer and keep Buyer advised of any material developments relating to the business of Sea Coast;

(iii)                               maintain and preserve the business and assets of Sea Coast in customary repair, order and condition, reasonable wear and tear excepted;

(iv)                              use their reasonable best efforts to preserve Sea Coast’s business organization intact, to retain the services of Sea Coast’s officers, employees and agents and to preserve Sea Coast’s relationships and good will with its suppliers, customers, landlords, creditors, employees, agents and others having business dealings with Sea Coast;

(v)                                 confer with Buyer concerning operational matters of a material nature;

(vi)                              use their reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct; and

(vii)                           otherwise report periodically to Buyer concerning the status of the business, operations and finances of Sea Coast.

(b)               Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and Seller will cause Sea Coast not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.9 is likely to occur.

(c)                Between the date of signing this Agreement and the Closing Date, Seller will not, and Seller will cause Sea Coast and its ERISA Affiliates not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the following is likely to occur:  any termination of an employee pension benefit plan subject to Title IV of ERISA and sponsored, maintained or contributed to by any ERISA Affiliate, any complete or partial withdrawal from a multiemployer pension plan (as defined in Section 3(37) of ERISA) contributed to by any ERISA Affiliate or the assertion of any withdrawal liability by the trustees of any multiemployer pension plan against any ERISA Affiliate.

Section 5.3                                      Access.

(a)                Sea Coast will, and Seller will cause Sea Coast to, afford Buyer’s officers, attorneys, accountants and other representatives reasonable access during normal business hours to the offices, personnel, plants, properties, equipment and records of Sea Coast for the purpose of conducting an investigation thereof.  Buyer shall not contact clients, charterers, customers or suppliers of Sea Coast without the prior consent of Seller’s President (which consent shall not be unreasonably withheld or delayed without good reason).  Seller will furnish to Buyer such financial and operating data and other information as Buyer may reasonably request to the extent it is available to Seller at the time of such request; provided, however, that the confidentiality of any data or information so acquired shall be maintained by Buyer and its representatives in accordance with the terms of the Confidentiality Agreement dated April 11, 2005 between Partnership and Sea Coast.

(b)               Buyer agrees that for a period of five years after the Closing Seller and its authorized representatives shall upon reasonable notice be entitled to inspect documents of Sea Coast during normal business hours for reasonable purposes related to preparation of Tax Returns or financial statements and make such copies as may reasonably be requested, at Seller’s expense.  After the Closing and for so long as Seller has an indemnity obligation under this Agreement, Buyer shall make reasonable efforts to afford Seller and its authorized representatives reasonable access to Sea Coast and its employees upon reasonable notice during normal business hours for appropriate purposes relating to the defense of legal proceedings subject to indemnity obligations under Article VI (excluding any such dispute in which Sea Coast, Buyer or any of their Affiliates may be an adverse party) and the preparation of Tax Returns.  Any such access shall be at the sole cost and expense of the Seller.

Section 5.4                                      Termination of Guarantees and Settlement of Intercompany Amounts.   Seller shall cause the guarantees referred to in Section 3.12(e) and any intercompany transaction described in Schedule 3.12(f) (except as contemplated under Section 7.2(k)) to be terminated or settled at or prior to the Closing at no cost to Sea Coast or to Buyer.

Section 5.5                                      Covenant Against Competition.

(a)                As an essential consideration for the obligations of Buyer under this Agreement, Seller and Saltchuk (each a “Restricted Party”) hereby agrees and covenants that:

(i)                                     for a period of four years following the Closing Date, neither the Restricted Party nor any Affiliate thereof shall, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, agent, employee, shareholder (other than holding Common Units or shares of other companies listed on a United States stock exchange or automated quotation system that do not exceed five (5%) percent of the outstanding shares so listed), owner, investor, partner or in any other manner whatsoever, directly or indirectly, engage in any manner in the Restricted Businesses in the Restricted Territory; and

(ii)                                  for a period of two years following the Closing Date, (A) knowingly induce or attempt to induce any Person known to the Restricted Party to be a customer of Buyer or its Affiliates to cease doing Restricted Business with Buyer or any of its Affiliates in the Restricted Territory, or (B) solicit Restricted Business from, or provide such services to, any of the customers or accounts of Buyer or any of its Affiliates.

(b)               If Buyer believes that any Restricted Party or any Affiliate of the Restricted Party has violated the provisions of this Section 5.5, Buyer shall have the right to seek relief from any court of competent jurisdiction against such party.  Each Restricted Party acknowledges that money damages alone shall not adequately compensate Buyer in the event of a breach of the covenants of this Section 5.5.  Therefore, each Restricted Party agrees that in addition to all remedies available at law, in equity or under this Agreement, Buyer shall be entitled to injunctive relief for the enforcement of this covenant.

(c)                Each Restricted Party agrees that the covenants in this Section 5.5 are reasonable with respect to their duration, scope and geographical area.

(d)               The covenants in this Section 5.5 are severable and separate, and the unenforceability of any specific covenant in this Section 5.5 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 5.5.  If any court of competent jurisdiction determines that the scope, time or territorial restrictions Section 5.5(a) sets forth are unreasonable as applied to a Restricted Party, the parties hereto, including each Restricted Party, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

(e)                All the covenants in this Section 5.5 are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Restricted Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Section 5.5.  It is specifically agreed that the period specified in Section 5.5 shall be computed in the case of each Restricted Party by excluding from that computation any time during which the Restricted Party is in violation of any provision of Section 5.5.  The covenants contained in this Section 5.5 shall not be affected by any breach of any other provision hereof by any party hereto.

(f)                  Buyer and each Restricted Party hereby agree that this Section 5.5 is a material and substantial part of the transactions contemplated by this Agreement.

Section 5.6                                      Further Assurances.  Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer or its Affiliates such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer (or its permitted assignees) all of the right, title and interest in and to the Membership Interests sold to Buyer by Seller pursuant to this Agreement, free and clear of all Liens, and any other document reasonably requested by Buyer in connection with this Agreement.

Section 5.7                                      Governmental Filings.  As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law.

Section 5.8                                      Consents.  After the Closing, Seller shall use its best efforts to obtain any consents or approvals or assist in any filings required in connection with the transactions contemplated hereby that are requested by Buyer and that have not been previously obtained or made.

Section 5.9                                      Public Announcements.  Neither party shall, without the prior approval of the other party, issue, or permit any of its partners, stockholders, directors, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law.

Section 5.10                                Tax Matters.

(a)                As to the federal income Tax (and related state income Tax) matters identified in this Section 5.10(a), including the manner in which the transactions contemplated by this Agreement will be reported by Saltchuk, Seller, Buyer and the Partnership for income tax purposes (on Tax Returns or otherwise), Saltchuk, Seller, Buyer and the Partnership agree as follows:

(i)                                     In the event Seller elects to sell certain vessels to Buyer pursuant to the Vessel Purchase Agreement as described in Section 5.19, Seller intends to report such sale as part of a tax-deferred exchange involving multiple parties, in accordance with Code Section 1031. In such case, the parties hereto agree that (A) the total purchase price for the vessels identified in the Vessel Purchase Agreement shall equal the fair market value of such vessels, as determined under Schedule 5.10(a) (the “1031 Value”); and (B) the total amount of consideration attributed to the Taxable Sale (as defined in Section 5.10(a)(ii)), and the amount of consideration to be allocated for the purchase price allocation on IRS Form 8594, shall be reduced by the 1031 Value.  In the event Seller elects not to sell any vessels to Buyer under the Vessel Purchase Agreement, then the 1031 Value shall equal zero. Each party agrees not to assert in connection with any Tax Return, tax audit or similar proceeding, any position inconsistent with this Section 5.10(a)(i).

(ii)                                  Because the separate existence of Sea Coast and Sea Coast LLC apart from Saltchuk and Seller and the separate existence of Buyer apart from the Partnership are disregarded for federal Tax purposes, the transactions pursuant to this Agreement shall be reported as a transfer of the assets of Sea Coast LLC directly from Saltchuk to the Partnership for federal income tax purposes (A) in a taxable sale or exchange, to the extent attributable to the cash portion of the purchase price and any allocable liabilities and adjustments (the “Taxable Sale”) and (B) in a contribution to a partnership governed by Section 721 of the Code to the extent attributable to the portion of the purchase price paid in Common Units and any allocable adjustments (the “Contribution”).  Schedule 5.10(a) sets forth how the parties shall report (A) which portion of Sea Coast LLC’s assets is allocable to the Taxable Sale and which is allocable to the Contribution, (B) which liabilities and adjustments are allocable to the Taxable Sale, (C) the allocation of the cash, liabilities and adjustments allocable to the Taxable Sale among Sea Coast LLC’s assets and the covenant not to compete contained in Section 5.5 and (D) the tax consequences of the liabilities that are not allocable to the Taxable Sale. Each party agrees not to assert, in connection with any Tax Return, tax audit or similar proceeding, any position inconsistent with the allocations and determinations described in Schedule 5.10(a).

(iii)                               As soon as practicable after the Closing Date, Seller and Buyer shall jointly prepare IRS Form 8594 to report the allocation of the purchase price and liabilities attributable to the Taxable Sale. For this purpose, the fair market value of the assets held by Sea Coast LLC and any vessels transferred pursuant to the Vessel Purchase Agreement shall be determined in accordance with the valuation method described in Schedule 5.10(a).

(iv)                              Differences between the fair market value and the basis of Sea Coast LLC’s assets allocable to the Contribution shall be taken into account in the manner required by Section 704(c) of the Code.  The Partnership will elect the remedial method of Treas. Reg. §1.704-3(d) as to all such assets.  All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other Tax matters relating to the Contribution and the assets allocable thereto shall be made in the discretion of the Partnership in a manner consistent with the Partnership Agreement.

(b)               Seller will indemnify and hold Sea Coast, Sea Coast LLC, Buyer and the Partnership harmless from (i) any liability for Taxes with respect to Sea Coast Items (and any other liability of Sea Coast or Sea Coast LLC for Taxes) for events, and for Tax periods (or portions thereof) ending, on or before the Closing Date, and (ii) any liability of Sea Coast or Sea Coast LLC or any other entity for which Sea Coast or Sea Coast LLC could be held liable after the Closing under Treas. Reg. §1.1361-4(a)(6), Treas. Reg. §1.1502-6, Treas. Reg. §301.7701-2(c)(2)(iii) or similar principles (including, without limitation, the items listed on Schedule 3.26(e)).  The parties acknowledge and agree that the items scheduled as exceptions to Section 3.26 shall have no impact on the indemnification obligations under this Section 5.10(b) and that such items are within the scope of the indemnity provided by Seller hereunder.

(c)                Any transfer, documentary, sales, use, registration, real estate transfer or gain or similar or related Tax (collectively, the “State Taxes”) incurred in connection with this agreement and the transactions contemplated hereby shall be paid by Seller, and Seller and Buyer shall cooperate in timely making all Tax Returns as may be required to comply with the provisions of such Tax laws.  Notwithstanding the foregoing, Buyer shall indemnify Seller for up to an aggregate of $200,000 of State Taxes in the States of Delaware, New York and New Jersey to the extent, but only to the extent, that such taxes are incurred by Seller as a result (and only as a result) of the Pre-Closing Merger, provided that Seller shall make all necessary filings and otherwise comply with Tax laws related to such merger in Delaware, New York and New Jersey in such a manner as to avoid or minimize such taxes. In the event Seller elects to sell certain vessels to Buyer pursuant to the Vessel Purchase Agreement under Section 5.19, Buyer agrees to execute and deliver to Seller an exemption certificate for the State of Washington, as described in paragraph 8 of such Vessel Purchase Agreement.

(d)               Saltchuk shall cause the provisions of any Tax sharing agreement between Saltchuk and any of its Affiliates (other than Sea Coast), on the one hand, and Sea Coast, on the other hand, to be terminated on or before the Closing Date, and no further payments shall be made thereunder.

Section 5.11                                Restrictions on Transfer; Legends.

(a)                Seller shall not transfer (whether by sale, assignment, pledge or otherwise) any Closing Common Units to any Person unless such Person is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purpose of operating vessels in the coastwise trade of the United States and unless such Person otherwise complies with this Section 5.11.

(b)               Prior to any proposed transfer (whether by sale, assignment, pledge or otherwise) of the Closing Common Units, the proposed transferor (the “Transferor”) will give written notice to the Partnership of its intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, contain evidence of citizenship of the proposed transferee and shall be accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Partnership, addressed to the Partnership, to the effect that (i) the proposed transfer of the securities in question may be effected without registration under the Securities Act, (ii) such proposed transfer does not call into question the exemption from registration under which such Closing Common Units were initially issued by the Partnership to Seller and (iii) the proposed transferee is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purpose of operating vessels in the coastwise trade of the United States.  Any such legal opinion must be reasonably satisfactory to the Partnership and must state that it may also be relied upon by any applicable transfer agent or stock exchange or counsel to the Partnership.  The Partnership may also require a certificate of the Transferor that certifies as to matters that assist the Partnership in establishing compliance with securities laws as at the time of the proposed transfer (including, without limitation, representations relating to the proposed transfer and the transferee of the type set forth in Section 3.31 hereto).

(c)                Upon compliance with the terms hereof to the reasonable satisfaction of the Partnership, the Transferor shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the Transferor to the Partnership.  Each certificate evidencing the Closing Common Units so transferred shall bear an appropriate restrictive legend reasonably deemed appropriate by the Partnership, including any appropriate legend relating to the restrictions and obligations set forth in this Section 5.11 and in Section 3.31 hereto.

(d)               The Transferor will, prior to any transfer (unless such transfer is made pursuant to Rule 144 or an effective registration statement under the Securities Act), cause any transferee of the Closing Common Units to enter into an agreement with the Partnership that the transferee will take and hold such securities subject to the provisions and upon the conditions specified in this Section 5.11 and in Section 3.31 hereto.

(e)                The Partnership may issue stop transfer instructions to any transfer agent for the Common Units in order to implement any restriction on transfer contemplated by this Section 5.11 or Section 3.31 hereto.  The Closing Common Units shall contain the following legend:

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  SUCH UNITS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARTNERSHIP AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT ANY PROSPECTUS DELIVERY REQUIREMENTS ARE NOT

APPLICABLE.  THE UNITS WERE ISSUED PURSUANT TO AN AGREEMENT WHICH INCLUDES ADDITIONAL RESTRICTIONS ON THEIR TRANSFER AND COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE PARTNERSHIP AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP.

(f)                  Without limiting the generality of any other provision hereof, the provisions of this Section shall be binding on successive transferees.  The Partnership shall have no obligation to effect any transfer on its books and records (and no such attempted transfer shall be effective) unless such transfer is made in accordance with the terms of this Section 5.11.

(g)               The provisions of subsections (a) - (d) of this Section 5.11 shall not apply to any transfer effected on the New York Stock Exchange pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

Section 5.12                                Matters Related to the Pre-Closing Merger.  For purposes of this Agreement, from and after the effective time of the Pre-Closing Merger, references herein to Sea Coast shall be deemed include Sea Coast LLC as successor by merger to Sea Coast.  Provided, however, that neither Seller nor Saltchuk shall be deemed to have breached any representation or warranty in this Agreement to the extent, and only to the extent, that such breach is deemed to have occurred solely by virtue of the Pre-Closing Merger and would not have occurred as a result of any other reason, including without limitation, the sale of Membership Interests of Sea Coast LLC to Buyer or, if the transaction had been structured as a sale of Shares of Sea Coast, the sale of such shares to Buyer.  Buyer agrees to prepare all necessary merger and vessel documentation to effect the Pre-Closing Merger.  Seller and Sea Coast shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer or its Affiliates any and all documents or instruments deemed necessary by Buyer in connection with the Pre-Closing Merger and the redocumentation of Sea Coast’s Vessels in connection therewith.

Section 5.13                                [Reserved].

Section 5.14                                Seller Post-Closing Net Worth.  Until the third anniversary of the Closing Date, Seller shall not take any action if the effect of such action would cause its net worth (excluding accumulated other comprehensive income), as calculated under GAAP on a consolidated basis (its “Net Worth”), to be less than $82,000,000.  Seller shall promptly notify Buyer if at any time prior to the third anniversary of the Closing Date the Net Worth of Seller falls below $82,000,000.

Section 5.15                                Employees.

(a)                For a period of one year after the Closing, none of Buyer or its Affiliates, on the one hand, nor Seller or its Affiliates, on the other hand, shall, directly or indirectly, either for itself or any other Person, (i) induce or attempt to induce any employee of the other party to leave the employ of such other party (unless such employment is solicited by the employee in response to a general solicitation of applications for employment), (ii) in any way interfere with the relationship between such other party and any employee of such other party (provided that no party shall be deemed to be interfering with such relationship if it hires a former employee of the other party who has been terminated by the other party or has resigned from the employment of such other party and the provisions of clause (i) hereof have not been violated by the hiring party), or (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the other party (unless such employment is solicited by the employee in response to a general solicitation of applications for employment).  For purposes of this Section 5.15, employees of Sea Coast immediately prior to the Closing shall be deemed to be employees of Buyer and its Affiliates and not employees of Seller and its Affiliates.

(b)               For a period of at least twelve months after the Closing, Buyer shall provide, or cause Sea Coast or an Affiliate of Buyer to provide, all retained employees of Sea Coast in connection with their service as employees of Sea Coast after the Closing (or of Buyer or its Affiliates), employee benefits that are substantially similar in the aggregate to the employee benefits that are provided to similarly situated employees of Buyer and its Affiliates or, to the extent less favorable, the employee benefits provided to employees of Sea Coast immediately prior to the Closing Date.  Buyer shall credit or continue to credit or cause Sea Coast to credit and continue to credit such employees for all service with Sea Coast prior to the Closing Date for eligibility purposes under such benefit plans and for any other purpose to the extent required by law.

(c)                Prior to the Closing Date, Sea Coast shall terminate participation in each of the Plans and agreements set forth on Schedule 5.15(c) (the “Terminated Plans”), and Saltchuk shall take all actions reasonably necessary to ensure that all liabilities arising under the Terminated Plans are either satisfied prior to the Closing or assumed by Saltchuk or another affiliate.  Each “phantom stock plan” or similar arrangement which has been communicated orally or in writing to any Sea Coast employee shall be terminated with respect to such Sea Coast employee prior to the Closing Date, and Saltchuk shall pay each such employee a cash payment  (which may be made in one or more installments) in exchange for execution of a release of claims against Sea Coast, Buyer and their affiliates in the form attached hereto as Exhibit C.

(d)               Prior to the Closing Date, Sea Coast shall pay retention bonuses to the employees of Sea Coast set forth on Schedule 5.15(d)(1) in an aggregate amount not to exceed $170,000 and shall make any change-in-control, severance or similar payments to the Persons set forth Schedule 5.15(d)(2) that would result from the sale of the capital stock of Sea Coast, and none of Sea Coast, Buyer or Buyer’s Affiliates shall have any responsibility or liability therefor from and after the Closing.  In connection with making the payments set forth in

Schedule 5.15(d)(2), Sea Coast shall obtain releases from the recipients of such funds in the form attached hereto as Exhibit C.

Section 5.16                                Insurance.  Seller will cooperate with Buyer to arrange for new insurance coverages for Sea Coast effective upon and after the Closing.

Section 5.17                                Right of First Refusal.  If a Restricted Party shall at any time or times within four years after the Closing Date acquire a Permitted Restricted Business, and thereafter but within four years after the Closing Date shall determine to sell all or a part of such business, then such Restricted Party shall first submit to Buyer a written notice (an “Offering Notice”) specifying (i) the proposed sale price of the Permitted Restricted Business (or portion thereof), (ii) the name and address of the prospective purchaser, if applicable; and (iii) other terms and conditions of the proposed sale.  Within twenty days after its receipt of an Offering Notice, Buyer shall give written notice (a “Response Notice”) to the Restricted Party as to whether it elects to purchase the Permitted Restricted Business (or portion thereof) on the terms and conditions set forth in the Offering Notice.  If Buyer does not elect to purchase the Permitted Restricted Business (or portion thereof), the Restricted Party shall be entitled to sell all, but not less than all, of the Permitted Restricted Business (or portion thereof) subject to the  Offering Notice on the terms and subject to the conditions set forth in the Offering Notice during the period commencing on receipt of the Response Notice and continuing until sixty days after the date of such receipt, after which time the sale of the Permitted Restricted Business (or portion thereof) shall once again be subject to the terms and conditions of this Section 5.17.  If Buyer elects to purchase the Permitted Restricted Business (or portion thereof), the Response Notice shall specify a date and time for the closing of the purchase, which date shall be not less than thirty nor more than sixty days after the giving of such Response Notice.  In the event Buyer elects to purchase the Permitted Restricted Business (or portion thereof), the parties shall enter into a purchase agreement on terms and conditions mutually agreed upon.  If the parties are unable to agree upon such terms and conditions within a reasonable period of time, the parties agree to undertake mediation in accordance with the commercial mediation rules of the American Arbitration Association in order to arrive at an agreement regarding such terms and conditions.

Section 5.18                                Misdirected Payments.  To the extent Seller, Saltchuk or any of their respective Affiliates receive payments from Sea Coast’s customers after the Closing with respect to services rendered by Sea Coast, then the receiving party shall promptly remit such payments to Sea Coast.

Section 5.19                                Vessel Purchase Agreement.  Prior to the Closing Date, Seller may cause to be transferred, conveyed, assigned and delivered from Sea Coast to Seller up to four tugs currently owned by Sea Coast.  In the event Seller consummates such a transfer, Seller and Buyer shall execute a vessel purchase agreement substantially in the form attached hereto as Exhibit D with respect to the transferred vessels, and the amount set forth in Section 2.2(a) shall be reduced by the purchase price of the transferred vessels under such vessel purchase agreement, which price shall be mutually agreed between Buyer and Seller.

ARTICLE VI
INDEMNIFICATION

Section 6.1                                      Seller’s Indemnity Obligations.  Seller shall indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from and against, any Indemnified Amounts that arise from, are based on or relate or otherwise are attributable to (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Seller in this Agreement (provided that Sections 3.7, 3.20(c), 3.21, 3.22(a) and 3.22(c) shall be read as if no materiality qualifiers were contained therein and Section 3.22(a) shall be read as if there was no schedule of exceptions thereto), (b) any violation or breach by Seller of or default by Seller under the terms of this Agreement, (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or Sea Coast (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement, (d) any claim by any Person under ERISA or other applicable law relating to an “employee pension benefit plan” sponsored, maintained or contributed to by an ERISA Affiliate and subject to Title IV of ERISA or the minimum funding requirements of Code section 412, (e) any claim by Theodore G. Myers for disability or other injury, including, without limitation, claims arising under that certain lawsuit styled Theodore G. Myers v. Sea Coast Towing/Eagle Pacific Ins. Co./Alaska National Insurance Co. (U.S. DOL OWCP Cause No. 2005-LHC-01566 (14-137203); No. 2005-LHC-01567 (14-138004); and No. 2005-LHC-01568 (14-138910)); (f) any claim relating to the 520 Bridge matter, including, without limitation, claims arising under that certain lawsuit styled Washington Dep’t Transp. v. Sea Coast (W.D. Wash. No. 2003-CV-00166-TSZ); (g) any claims related to the improper classification of employees for purposes of the Fair Labor Standards Act or other applicable law during any period prior to Closing; (h) any claim related to Seller’s effecting a tax-deferred exchange in accordance with Code Section 1031 as contemplated by the Vessel Purchase Agreement; and (i) any claim involving any dispute among Sea Coast, Seller, Saltchuk, Robert C. Dorn, Wayne Sundberg, Jane Doe Sundberg, Sirius Maritime, LLC, James H. Bauer or Bauer Moynihan & Johnson, LLP.  Buyer shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 6.1.  Notwithstanding the foregoing, Seller shall not be required to indemnify or hold harmless the Buyer Indemnified Parties on account of any Indemnified Amounts arising under Section 6.1(a) (other than with respect to breaches of representations and warranties contained in Sections 3.1, 3.3, 3.8, 3.14(d), 3.26 and 3.30 as to which the Threshold Amount shall not apply) or arising under Sections 6.1(e), (f) or (g) unless the aggregate liability of Seller in respect of all Indemnified Amounts exceeds the Threshold Amount and then only for the amount in excess of the Threshold Amount.  In no event shall Seller’s liability to the Buyer Indemnified Parties under Section 6.1(a) exceed the Ceiling Amount (other than with respect to breaches of representations and warranties contained in Sections 3.1, 3.3, 3.8, 3.14(d), 3.22, 3.26 and 3.30 as to which the Ceiling Amount shall not apply).

Section 6.2                                      Buyer’s Indemnity Obligations.  Buyer shall indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and against, any and all Indemnified Amounts that arise from, are based on or relate or otherwise are attributable to (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement, (b) any violation or breach by

Buyer of or default by Buyer under the terms of this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by any such Person with either Buyer or the Partnership (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.  The failure of Buyer to cure, remediate or otherwise repair any condition or circumstance existing at the Closing or caused by Seller shall not be deemed an “omission” for purposes hereof.  Seller shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of their rights under this Section 6.2.  Notwithstanding the foregoing, Buyer shall not be required to indemnify or hold harmless the Seller Indemnified Parties on account of any Indemnified Amounts arising under Section 6.2(a) unless the aggregate liability of Buyer in respect of all Indemnified Amounts exceeds the Threshold Amount and then only for the amount in excess of the Threshold Amount.  In no event shall the Buyer’s aggregate liability to the Seller Indemnified Parties under this Section 6.2(a) exceed the Ceiling Amount.

Section 6.3                                      Survival.  All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles III and IV and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the third anniversary of the Closing Date, except (a) the representations and warranties of Seller set forth in Sections 3.7, 3.20, 3.22 and 3.26 shall survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) and (b) the representations and warranties of Seller set forth in Sections 3.1, 3.3, 3.8 and 3.14(d) shall survive forever.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.3, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the Indemnified Party.  The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 6.4                                      Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                  Promptly after receipt by a Person entitled to indemnity under Section 6.1 or 6.2 (an “Indemnified Party”) of notice of the assertion of a claim against an Indemnified Party by a Person that is not a party to this Agreement (a “Third-Party Claim), such Indemnified Party shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Party”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Party’s failure to give such notice.

If an Indemnified Party gives notice to the Indemnifying Party pursuant to the preceding paragraph of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party.  After notice from the Indemnifying Party the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent.  If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ninety days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Notwithstanding the provisions of Section 9.9, Seller hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Party for purposes of any claim that a Buyer Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

With respect to any Third-Party Claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information (as defined below) and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(b)                           If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify the Indemnified Party within ninety days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party does not dispute such claim, then the Indemnifying Party shall have the right to remediate the condition or conditions giving rise to such claim to the extent the same remain unremediated, provided such remediation by the Indemnifying Party is commenced within forty days from the Indemnifying Party’s receipt of the Indemnity Notice and such remediation is pursued with due diligence and dispatch in a manner that does not interfere with the business of the Indemnified Party.  Notwithstanding the foregoing, nothing in this Section 6.4(b) shall limit the Indemnified Party’s rights under this Article VI to be indemnified and held harmless for any Indemnified Amounts.

Section 6.5                                      General.  The indemnification obligations under this Article VI shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the Indemnified Party.  The rights of the parties to indemnification under this Article VI shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.  All representations, warranties, covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

Section 6.6                                      Exclusivity.  The indemnification rights in Section 5.10 and this Article VI shall be the exclusive remedies of the Indemnified Parties for any Indemnified Amounts arising out of or resulting from any breach of the representations and warranties in this Agreement (other than any claim for Indemnified Amounts arising out of or based on fraud).

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated herein are subject, at the option of Buyer, to satisfaction of the following conditions:

(a)                Compliance.  Seller shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall be true and correct on the date hereof and true and correct in all material respects as of the Closing Date (except those representations and warranties qualified by materiality, which shall be true and correct in all respects as so qualified).

(b)               Officer’s Certificate.  Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of Seller certifying as to the matters specified in Sections 7.1(a) hereof.

(c)                Seller’s Resolutions.  Seller shall deliver to Buyer a certified copy of resolutions duly adopted by the board of directors and stockholders of Seller and authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

(d)               Membership Interest Certificates.  Seller shall deliver certificates evidencing the Membership Interests, each endorsed in blank, or accompanied by stock powers in blank duly executed by Seller.

(e)                HSR Act.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(f)                  Delivery of Financial Statements.  Buyer shall have received the audited and unaudited financial statements with respect to Sea Coast that are required by Rule 3-05 of Regulation S-X of the Securities Exchange Act of 1934, as amended, at least twenty business days prior to the Closing Date.  The audited financial statements shall be free of any qualifications.  Both the audited and unaudited financial statements shall conform in all material respects to the Unaudited Annual Financial Statements and the Unaudited Interim Financial Statements, as applicable.

(g)               No Material Adverse Change.  No material adverse change in the value of the Shares or the Membership Interests or in the business or in the financial condition of Sea Coast shall have occurred since the date hereof, and no event shall have occurred since the date hereof which could be expected to lead to or cause such a material adverse change.

(h)               Certified Abstracts.  Seller shall deliver certified abstracts of title for each of the Vessels issued by the U.S. Coast Guard at the National Vessel Documentation Center dated no earlier than seven days prior to the date of the Closing showing that Sea Coast is the owner of such Vessels and that such Vessels are free and clear of all Liens.

(i)                   Confirmation of Class Certificates.  Seller shall deliver confirmation of class certificates for each of the Vessels where applicable (free from recommendations) issued by the American Bureau of Shipping issued no earlier than seven days prior to the date of the Closing.

(j)                   Orders, Etc.  No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to (i) prohibit Buyer’s ownership or operation of all or a material portion of the assets of Sea Coast or the Membership Interests, or compel Buyer to dispose of or hold separate all or a material portion of Buyer’s or Sea Coast’s business or assets, as a result of the transactions contemplated by this Agreement or (ii) prohibit consummation of the transactions contemplated by this Agreement.

(k)                Removal of Liens.  Seller shall have caused any and all Liens on the assets of Sea Coast to be released and shall have provided Buyer with documentary evidence to such effect.

(l)                   FIRPTA Affidavit.  Saltchuk shall deliver a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, substantially in the form set forth in Treas. Reg. § 1.1445-2(b)(2)(iv)(B), dated as of the Closing Date.

(m)             Resignations.  Each director and officer of Sea Coast shall deliver a notice of resignation in the form previously approved by Buyer.

(n)               Releases.  Each director and officer of Sea Coast, and each person to whom a “phantom stock plan” or similar arrangement or benefit has been promised, shall have executed and delivered a release to Buyer in the form attached hereto as Exhibit C.

(o)               Officer’s Net Worth Certificate.  Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of Seller certifying that the Net Worth of Seller as of the Closing Date is not less than $82,00,000.

(p)               Escrow Agreement.  Seller and Buyer shall have executed and delivered an escrow agreement substantially in the form attached hereto as Exhibit B.

(q)               Redocumentation, etc..  In connection with the Pre-Closing Merger, all redocumentation of Seller’s vessels shall have occurred, Sea Coast LLC shall possess all licenses, permits and approvals to operate the business of Sea Coast as currently conducted and all necessary consents and approvals under any contracts, agreements or other instruments of Sea Coast shall have been obtained.

(r)                  Certificates of Merger.  One or more certificates of merger (as applicable) with respect to the Pre-Closing Merger shall have been filed with the appropriate state regulatory authorities.

(s)                Lease Arrangements for Anchorage, Alaska Facility.  Sea Coast and Delta Western shall have entered into a sublease agreement with respect to Sea Coast’s use of Delta Western’s facilities in Anchorage, Alaska, on terms reasonably acceptable to Buyer.

(t)                  Other Documents.  Seller shall deliver to Buyer such other documents, instruments and certificates as may be reasonably requested by Buyer, including, without limitation, the original stock book and stock ledger, minute books and seal (if any) of Sea Coast.

(u)               Consents.  All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

(v)               Vessel Purchase Agreement.  If vessels have been transferred from Sea Coast to Seller prior to the Closing Date as contemplated by Section 5.19, Seller shall execute and deliver a vessel purchase agreement in substantially the form attached hereto as Exhibit D.

(w)             Agreements with Affiliates.  Sea Coast and certain Affiliates of Seller shall have entered into contracts substantially in the form attached hereto as Exhibit F.

Section 7.2                                      Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated herein are subject, at the option of Seller, to satisfaction of the following conditions:

(a)                                  Compliance.  Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article IV hereof shall be true and correct on the date hereof and true and correct in all material respects as of the Closing Date (except those representations and warranties qualified by materiality, which shall be true and correct in all respects as so qualified).

(b)                                 Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date, of an executive officer of the general partner of Buyer certifying as to the matters specified in Section 7.2(a) hereof.

(c)                                  Buyer and Partnership Resolutions.  Buyer and the Partnership shall deliver to Seller a certified copy of resolutions duly adopted by the board of directors of the general partner of each of Buyer and the Partnership authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

(d)                                 HSR Act.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(e)                                  Orders, Etc.  No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to (i) prohibit Buyer’s ownership or operation of all or a material portion of the assets of Sea Coast or the Membership Interests, or compel Seller to dispose of or hold separate all or a material portion of Sea Coast’s business or assets, as a result of the transactions contemplated by this Agreement or (ii) prohibit consummation of the transactions contemplated by this Agreement.

(f)                                    Other Documents.  Each of Buyer and the Partnership shall deliver to Sellers such other documents, instruments and certificates as may be reasonably requested by Sellers.

(g)                                 Consents.  All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

(h)                                 Registration Rights Agreement.  The Partnership shall have executed and delivered a registration rights agreement substantially in the form attached hereto as Exhibit E.

(i)                                     Purchase Price.  Buyer shall have delivered the Purchase Price to the Escrow Agent pursuant to Section 2.3(b).

(j)                                     Escrow Agreement.  Seller and Buyer shall have executed and delivered an escrow agreement substantially in the form attached hereto as Exhibit B.

(k)                                  Agreements with Affiliates.  Sea Coast and certain Affiliates of Seller shall have entered into contracts substantially in the form attached hereto as Exhibit F.

(l)                                     Vessel Purchase Agreement.  If vessels have been transferred from Sea Coast to Seller prior to the Closing Date as contemplated by Section 5.19, Buyer shall execute and deliver a vessel purchase agreement in substantially the form attached hereto as Exhibit D.

ARTICLE VIII
TERMINATION

Section 8.1                                      Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                By the mutual written agreement of Buyer and Seller;

(b)               By Buyer if any of the conditions set forth in Section 7.1 hereof shall have become incapable of fulfillment and shall not have been waived by Buyer;

(c)                By Seller if any of the conditions set forth in Section 7.2 hereof shall have become incapable of fulfillment and shall not have been waived by Seller;

(d)               By either party by written notice thereof to the other, if the transactions contemplated hereby shall not have been consummated on or before November 30, 2005, or such other date, if any, as Buyer and Seller shall agree upon in writing; or

(e)                By Buyer or Seller if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, or imposing a material adverse condition upon, the consummation of this Agreement or the transactions contemplated hereby;

provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 8.1 if the event giving rise to such termination right shall be due to the negligent or willful failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

Section 8.2                                      Effect of Termination.  The following provisions shall apply in the event of a termination of this Agreement:

(a)                Each party’s right of termination pursuant to Section 8.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate except as set forth in Section 8.2(b) hereof.  Provided, however, that (i) if this Agreement is terminated by Buyer because of the breach of this Agreement by Seller or because one or more of the conditions to Buyer’s obligations under this Agreement is not satisfied as a result of Seller’s failure to comply with its obligations under this Agreement, Buyer’s right to pursue all legal remedies will survive such termination unimpaired, and (ii) if this Agreement is terminated by Seller because of the breach of this Agreement by Buyer or because one or more of the conditions to Seller’s obligations under this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, Seller’s right to pursue all legal remedies will survive such termination unimpaired.

(b)               The parties hereto hereby agree that the provisions of Sections 8.2, 9.3, 9.4, 9.5, 9.9 and 9.10 hereof shall survive any termination of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                      Release.  Subject to the limitations set forth in the last sentence in this Section 9.1, Seller and Saltchuk, for and on behalf of themselves and their respective controlled Affiliates (the “Releasing Parties”) hereby unconditionally and irrevocably release and forever discharge, effective as of and forever after the Closing Date, to the fullest extent permitted by applicable law, Sea Coast and all past, present and future Buyer Indemnified Parties (collectively, the “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever

(collectively, “Pre-Acquisition Claims”) against Sea Coast that arise out of or are based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date (whether based on any governmental requirement or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Acquisition Matters”), including without limitation: (a) claims by a Releasing Party with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which a Releasing Party is a party; and (c) claims by a Releasing Party with respect to dividends or violation of preemptive rights.  Each Releasing Party further agrees not to file or bring any litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Released Party.  Each Releasing Party (a) acknowledges that such Releasing Party fully comprehends and understands all the terms of this Section 9.1 and their legal effects and (b) expressly represents and warrants that (i) such Releasing Party is competent to effect the release made in this Section 9.1 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (ii) such Releasing Party had the opportunity to consult with an attorney of its choice regarding this Section 9.1.  This Section 9.1 shall not affect the rights of any Releasing Party under this Agreement.

Section 9.2                                      Arbitration.

(a)                Disputes Covered.  Except for matters arising under Section 5.5, any dispute, controversy, difference or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, which cannot be amicably resolved by the parties within thirty days after receipt by a party of written notice from any other party that such a dispute, controversy, difference or claim exists, shall be settled by final and binding arbitration.

(b)               Forum.  The forum for the arbitration shall be New York, New York.

(c)                Law.  The governing law for the arbitration shall be the law of the State of New York, without reference to its conflicts of laws provisions.

(d)               Selection.  The arbitration shall be conducted by three arbitrators, unless the parties are able to agree on a single arbitrator.  In the absence of such agreement, within ten days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Buyer shall select one arbitrator, and those two arbitrators shall then select, within ten days, a third arbitrator.  If those two arbitrators are unable to select a third arbitrator within such ten-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association.  The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.  All arbitrators shall be residents of the United States of America.

(e)                Administration.  The arbitration shall be administered by the American Arbitration Association.

(f)                  Rules.  The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association (the “Commercial Arbitration Rules”), as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts in New York.  If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

(g)               Substantive Law.  The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms.  The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law.  The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(h)               Decision.  The arbitrators’ decision shall provide a reasoned basis for the resolutions of each dispute and for any award.  The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of Article VI of this Agreement.

(i)                   Expenses.  All costs of arbitration and enforcement of the arbitration award, including reasonable attorneys’ fees and court costs, costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs shall be apportioned by the arbitrator(s) selected pursuant to Section 9.2(a) hereof with a view to allocating costs to the party that does not prevail in the arbitration.

(j)                   Payment of Arbitration Award.  The arbitration award shall be made and shall be payable free of any Tax or any other deduction. The arbitration award shall include interest, at a rate determined as appropriate by the arbitrators, as of the date of any breach or other violation of this Agreement to the date when the arbitration award is paid in full.

(k)                Remedies.  The parties further agree that the arbitration award and any judgment thereon, if unsatisfied, may be entered in and shall be enforceable by the courts of any nation having jurisdiction over the person or property of the party against whom the arbitration award has been rendered.

(l)                   Specific Performance; Enforcement of Arbitration Award.  In the event of any breach by a party of the terms of this Agreement which would cause any nonbreaching party to be irreparably harmed or for which such nonbreaching party could not be made whole by monetary damages, then in such circumstances such nonbreaching party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted pursuant to this Section 9.2 and in any action instituted in any court of applicable jurisdiction to enforce any interim or final arbitration award rendered pursuant to this Section 9.2.

(m)             Waiver of Jury Trial.  EACH PARTY EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING RELATING TO OR ARISING FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER THIS AGREEMENT AND EACH PARTY REPRESENTS THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS JURY TRIAL RIGHT AFTER CONSULTATION WITH LEGAL COUNSEL.

Section 9.3                                      Confidentiality.

(a)                Seller acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information (as defined below) of Sea Coast, Buyer and the Partnership.  Prior to Closing, the parties agree to abide by the terms of the Confidentiality Agreement dated April 11, 2005 between Partnership and Sea Coast, which shall terminate as of the Closing Date.  From and after the Closing, Seller agrees that it shall keep confidential all such Confidential Information for five years and, except with the specific prior written consent of Buyer, shall not disclose such Confidential Information to any person except (i) the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents (collectively, “Representatives”) of Buyer and (ii) its own Representatives, provided that those Representatives agree to the confidentiality provisions of this Section 9.3; provided, however, that Confidential Information shall not include such information as (A) becomes known to the public generally through no fault of Seller or (B) is required to be disclosed by law or the order of any Governmental Body under color of law, provided, that prior to disclosing any information pursuant to this clause (B), Seller shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest that disclosure.  “Confidential Information” means, with respect to any Person, all trade secrets, know how and other confidential, nonpublic and/or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Body and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

(b)               Because of (i) the difficulty of measuring economic losses as a result of the breach of the covenants in Section 9.3(a) and (ii) the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, in the event of a breach or threatened breach by Seller of the provisions of this Section 9.3 with respect to any Confidential Information, Buyer shall be entitled to an injunction restraining Seller from disclosing, in whole or in part, that Confidential Information.  Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

Section 9.4                                      Expenses.  Except as otherwise provided in this Agreement, Buyer and Seller shall pay their own respective fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (including the exhibits and schedules hereto) and the consummation of the transactions contemplated herein and therein, including all legal, accounting, tax, brokers’ and other advisors’ fees and expenses.  Buyer will pay the filing fee under the HSR Act and all expenses of obtaining the financial statements contemplated under Section 7.1(f) and all costs and expenses (including Vessel documentation expenses) necessary to effect the Pre-Closing Merger.

Section 9.5                                      Entire Agreement.  This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

Section 9.6                                      Waivers and Consents.  All waivers and consents given hereunder shall be in writing.  No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 9.7                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the third day after mailing, by United States mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) received by facsimile at the phone number listed below:

(a)                If to Buyer or to the Partnership to:

K-Sea Operating Partnership L.P.

3245 Richmond Terrace

Staten Island, New York 10303

Attn:  Timothy J. Casey

Fax:  (718) 815-6276

with a copy to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Attn:  Sean T. Wheeler

Fax:  (713) 229-7868

(b)               If to Seller or Saltchuk to:

Marine Resources Group, Inc.

1177 Fairview Avenue North

Seattle, WA  98109-4118

Attn:  Paul Stevens

Fax:  (206) 903-8145

with a copy to:

Garvey Schubert Barer

18th Floor

Second & Seneca Building

1191 Second Avenue

Seattle, Washington 98101-2939

Attn:  Alan P. Sherbrooke

Fax:  (206) 464-0125

Section 9.8                                      Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations (so long as Buyer remains obligated under Article VI) under this Agreement to a subsidiary of the Partnership and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  For a period of ten years after the Closing Date, in the event Seller sells all or a substantial part of its assets or Saltchuk sells the capital stock of Seller, then the purchaser (including any affiliated purchaser) or Saltchuk shall expressly assume the obligations of Seller under this Agreement as a condition to such sale and purchase.  For a period of ten years after the Closing Date, in the event Seller is dissolved and the assets of Seller are distributed to Seller’s shareholders, then such shareholders shall assume the obligations of Seller under this Agreement as a condition to such dissolution to the extent of the assets so distributed.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.8.

Section 9.9                                      Choice of Law.  This Agreement shall be governed by the internal laws of the State of New York (without regard to the choice of law provisions thereof).

Section 9.10                                Jurisdiction and Venue.  Without limiting the provisions of Section 6.5 Seller and Buyer hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court in New York City, New York and agree that service of process may be accomplished pursuant to Section 9.7 above.

Section 9.11                                Construction; Section Headings; Table of Contents.  The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.12                                Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.13                                Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 9.14                                Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

K-SEA OPERATING PARTNERSHIP L.P.

By:	K-Sea OLP GP, LLC

By:	/s/ Richard P. Falcinelli
Name:	Richard P. Falcinelli
Title:	Vice President and Secretary

K-SEA TRANSPORTATION PARTNERS L.P.

By: K-Sea General Partner L.P., its General Partner

By: K-Sea General Partner GP LLC, its General Partner

By:	/s/ Timothy J. Casey
Name:	Timothy J. Casey
Title:	President and Chief Executive Officer

MARINE RESOURCES GROUP, INC.

By:	/s/ Paul E. Stevens
Name:	Paul E. Stevens
Title:	President and Chief Executive Officer

SALTCHUK RESOURCES, INC.

By:	/s/ Steven Giese
Name:	Steven Giese
Title:	Vice President and Chief Financial Officer

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